Exhibit 99.1

FOR IMMEDIATE RELEASE
April 16, 2007

Novell Names Patrick Jones to Board of Directors

WALTHAM, Mass. – April 16, 2007 – Patrick Jones has joined Novell's board of directors, effective April 11, 2007. Jones, who has held a range of senior financial management and board positions at leading technology firms, including vice president and corporate controller at Intel, brings strong financial and technology experience to the board and will provide important direction to Novell as the company continues to expand its solutions for enterprise-wide Linux and enterprise management services.

“Having served in both the boardrooms and on the executive teams of leading companies in the technology sector, Pat Jones understands the challenges and opportunities Novell faces today,” said Thomas Plaskett, chairman of the board of Novell. “His financial and management insights will be welcomed additions to the board, and will serve Novell well as it continues to focus on its growth businesses around Linux and enterprise management.”

Jones, 62, brings a wealth of experience in steering strategy for both public and private companies, and he has deep global expertise, having worked in Europe, Asia and Latin America. He is chairman of the board for Lattice Semiconductor and an active board member for Genesys SA, Smarttrust AB, and Epocrates. He was chairman of the audit committee for mobile messaging leader Mobile 365, recently acquired by Sybase. Previously, Jones served as senior vice president and chief financial officer for Gemplus International SA, a $1 billion revenue company which he assisted in taking public in December 2000. Prior to Gemplus, he was vice president and corporate controller at Intel Corp. While at Intel, he was responsible for all worldwide accounting financial systems, internal and external reporting, and international finance organizations as the company grew from $8 billion to more than $25 billion in revenue. Jones also served as chief financial officer at LSI Logic, and he began his career at IBM. He holds a BA from the University of Illinois, with a concentration in economics, and an MBA from St. Louis University, with a concentration in finance.

“From my perspective, adding Pat's background and knowledge to the board will be a great benefit for Novell,” said Ron Hovsepian, president and CEO of Novell. “As a company, we're aggressively transitioning our business into dynamic new markets, and the board's guidance is important to the management team as we make this move. Pat really understands the economics of the technology sector from battling in the trenches, and I look forward to working with him.”

About Novell

Novell, Inc. (Nasdaq: NOVL) delivers infrastructure software for the Open Enterprise. Novell is a leader in enterprise-wide operating systems based on Linux and open source and provides the enterprise management services required to operate mixed IT environments. Novell helps customers minimize cost, complexity and risk, allowing them to focus on innovation and growth. For more information, visit http://www.novell.com.

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Bruce Lowry
Novell, Inc.
Telephone: 415-383-8408
E-mail: blowry@novell.com